                                                                   EXHIBIT 10.41



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                               PURCHASE AGREEMENT


               ---------------------------------------------------



                               PRODUCTION PAYMENT
                                DRILLING PROGRAM


                                     between


                           TRANSTEXAS GAS CORPORATION


                                       and


           TCW PORTFOLIO NO. 1555 DR V SUB-CUSTODY PARTNERSHIP, L.P.,

                     TCW DR VI INVESTMENT PARTNERSHIP, L.P.

                                       AND

                     TCW ASSET MANAGEMENT COMPANY, AS AGENT



               ---------------------------------------------------




                                   $75,000,000


                                February 23, 1998


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



                                TABLE OF CONTENTS



                                                                                                               Page
                                                                                                               ----
ARTICLE I - Definitions and References............................................................................1
         Section 1.1.  Defined Terms and References...............................................................1
         Section 1.2.  Rules of Construction......................................................................6

ARTICLE II - Purchase and Sale....................................................................................6
         Section 2.1.  Agreement of Purchase and Sale.............................................................6
         Section 2.2.  Initial Closing............................................................................6
         Section 2.3.  Subsequent Closings........................................................................7
         Section 2.4.  Payment of ................................................................................8
         Section 2.5.  Expenses...................................................................................9
         Section 2.6.  Payments to Grantee........................................................................9

ARTICLE III - Closing Dates and Closings.........................................................................10
         Section 3.1.  Times and Places of Closings..............................................................10
         Section 3.2.  Conditions to Initial Closing.............................................................10
         Section 3.3.  Conditions to Subsequent Closings.........................................................11
         Section 3.4.  Other Conditions to All Closings..........................................................12

ARTICLE IV - Representations and Covenants.......................................................................13
         Section 4.1.  Representations and Warranties of Grantor.................................................13
         Section 4.2.  Representations, Warranties and Disclosures by Grantee....................................18
         Section 4.3.  Covenants of Grantor......................................................................19
         Section 4.4.  Reporting Covenants of Grantor............................................................22
         Section 4.5.  Reporting Covenants of Grantee............................................................24
         Section 4.6.  Additional Remedies Upon Designated Event.................................................25
         Section 4.7.  Confidentiality...........................................................................25
         Section 4.8.  Future Processing Plant Arrangements......................................................26

ARTICLE V - Adjustment of Dedication Percentage..................................................................26
         Section 5.1.  Reserve Reports...........................................................................26
         Section 5.2.  Adjustment to Dedication Percentage.......................................................27

ARTICLE VI - Miscellaneous.......................................................................................28
         Section 6.1.  Waivers and Amendments....................................................................28
         Section 6.2.  Survival of Agreements; Cumulative Nature.................................................29
         Section 6.3.  Notices...................................................................................29
         Section 6.4.  Parties in Interest.......................................................................29
         Section 6.5.  Governing Law.............................................................................29
         Section 6.6.  Limitation on Interest....................................................................30
         Section 6.7.  Termination; Limited Survival.............................................................30
         Section 6.8.  Severability..............................................................................30



         Section 6.9.  Arbitration...............................................................................31
         Section 6.10.  Agent....................................................................................32
         Section 6.11.  Counterparts.............................................................................35

SCHEDULE 1 -      Litigation Summary
SCHEDULE 2 -      Abstracts of Judgment
SCHEDULE 3 -      Example Calculation of Unliquidated Balance of Primary Sum

EXHIBIT A  -      Legal Opinion
EXHIBIT B  -      Partial Release and Subordination
EXHIBIT C  -      Guaranty
EXHIBIT D  -      Purchase Agreement Supplement
EXHIBIT E  -      Conveyance Supplement
EXHIBIT F  -      Gas Sales Agreement
EXHIBIT G  -      Oil Sales Agreement
EXHIBIT H  -      Conveyance


                               PURCHASE AGREEMENT


         THIS PURCHASE AGREEMENT dated as of February 23, 1998 (herein, as from time to time amended or supplemented, called this "Agreement") is made by:

         o TransTexas Gas Corporation, a Delaware corporation (herein called "Grantor"),

         o TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. and TCW DR VI Investment Partnership, L.P. (herein collectively called "Grantee"), and

         o TCW Asset Management Company, as Agent on behalf of Grantee (in such capacity, "Agent").

                                    RECITALS

         1. Grantor is the owner of interests in certain oil and gas leases.

         2. Pursuant to the Trust Indenture described below, Grantor is permitted, under certain circumstances, to enter into drilling programs to obtain funds to reimburse it for certain costs it has paid in connection with the drilling and completing of oil and gas wells. Grantor desires to sell and assign to Grantee upon the terms and conditions herein set forth, a production payment under a production payment conveyance to be made by Grantor to Grantee, in order to obtain such funds.

         3. Grantee desires to purchase such production payment upon the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Grantor, Grantee and Agent hereby agree as follows:

                     ARTICLE I - Definitions and References

         Section 1.1. Defined Terms and References. As used herein, the terms "Agreement", "Grantor", and "Grantee" have the meanings given them above (provided that references to Grantor and Grantee also refer to the successors and assigns of such Persons). Reference is also made to the "Conveyance", as defined below, for the meaning of various terms defined therein, all of which shall when used herein (unless otherwise expressly defined herein) have the meanings given them in the Conveyance. For purposes of this Agreement, unless the context otherwise requires, the following additional terms shall have the following meanings:

         "Agent" has the meaning given such term in Section 6.10(a).

         "Closing" means the Initial Closing or any Subsequent Closing, and "Closing Date" means the Initial Closing Date or any Subsequent Closing Date.

         "Conveyance" means the Production Payment Conveyance made by Grantor to Grantee, substantially in the form of Exhibit H to this Agreement (appropriately completed), as from time to time supplemented by Conveyance Supplements or otherwise amended or supplemented.

         "Conveyance Supplement" means a Supplement to Production Payment Conveyance executed by Grantor and Grantee (acting through Agent), substantially in the form of Exhibit E to this Agreement.

         "Designated Event" means any of  the following:

                  (a) any representation or warranty made by Grantor or any Purchasing Subsidiary in the Conveyance, either Sales Agreement, this Purchase Agreement or any other Production Payment Document is false or incorrect in any material respect as of the time when made;

                  (b) Grantor or any Purchasing Subsidiary fails to pay or perform any obligation, covenant or duty owed by it under the Conveyance, either Sales Agreement, this Purchase Agreement or any other Production Payment Document, and such failure is not fully remedied, in the case of an obligation to pay money or to perform (or cause to be performed) Delivery Services, within five days after it occurs or, in the case of any other obligation, covenant, or duty, within thirty days after it occurs;

                  (c) any representation or warranty made by TEC or the Trustee in any Partial Release, or by John R. Stanley in the Guaranty, or by any of them in any other Production Payment Document to which any of them may hereafter become a party, is false or incorrect in any material respect as of the time when made;

                  (d) the Trustee or TEC fails to provide any further assurances requested under Section 2(d) of any Partial Release within forty-five days after such request is first made;

                  (e) John R. Stanley fails to pay and perform any obligation, covenant or duty owed by him under the Guaranty or any other Production Payment Document to which he may hereafter become a party, and such failure is not fully remedied, in the case of an obligation to pay money within five days after it occurs or, in the case of any other obligation, covenant, or duty, within thirty days after it occurs;

                  (f) the occurrence of an "Event of Default" under the Trust Indenture; and

                  (g) the validity or enforceability of any Production Payment Document is challenged by Grantor, any Affiliate of Grantor, the Trustee, or John R. Stanley in any court, arbitration, or regulatory proceeding of any kind, or any Production Payment Document is held to be unenforceable in any material respect in any court, arbitration, or regulatory proceeding of any kind.

         "Drilling Costs" means, with respect to any Program Well, the costs to Grantor of drilling and completing such Program Well.

         "Estimated Drilling Costs" has the meaning given such term in Section 2.3(f).

         "Gas Sales Agreement" means the Natural Gas Sales Agreement of even date herewith between Grantor and Grantee, as from time to time supplemented and amended, which is being executed concurrently herewith substantially in the form of Exhibit F hereto and under which Grantee is agreeing to sell, and Grantor is agreeing to buy, all of the Gas included in the PP Hydrocarbons.

         "Guaranty" means that certain Guaranty, dated of even date herewith, executed by John R. Stanley substantially in the form of Exhibit C hereto.

         "Hazardous Substance" means any "hazardous waste", "hazardous substance", "extremely hazardous substance", "toxic chemical", "hazardous chemical", "toxic pollutants", contaminants", "chemical", "chemical substance", or "asbestos", as such terms are defined in any Environmental Law, or related substances, in such quantities or concentrations as are prohibited by (or require remediation under) any Environmental Law or other applicable law, or which may be declared to constitute a material threat to human health or to the environment.

         "Initial Closing" and "Initial Closing Date" have the meanings given them in Section 3.1.

         "Initial Reimbursement/Installment Payment" means the first Reimbursement/Installment Payment made hereunder, which shall be the lesser of
(a) the actual Drilling Costs for the Initial Wells, and (b) $27,701,170.

         "Initial Wells" means Grantor's:

         Rosario Cattle Co. #1 well, Acom Estate Gas Unit #5 well, Frost-Acom #1 well, Lauro Lopez #6-R and #8 wells, Barrow Ranch #1 well, Rees-Gifford #1 well, Doornbos #1 well, and State Tract 331 #1 and #3 wells.

         "Oil Sales Agreement" means the Oil Sales Agreement of even date herewith between Grantor and Grantee, as from time to time supplemented and amended, which is being executed concurrently herewith substantially in the form of Exhibit G hereto and under which Grantee is agreeing to sell, and Grantor is agreeing to buy, all of the Oil included in the PP Hydrocarbons.

         "Partial Release" means a Partial Release and Subordination executed by the Trustee, TEC and Grantor substantially in the form of Exhibit B hereto.

         "Permitted Encumbrances" has the meaning given such term in Section 4.1(i).

         "PPNPV" has the meaning given such term in Section 5.1(c).

         "Preferential Right" has the meaning given such term in Section 4.1(p).

         "Production Payment Documents" means this Agreement, the Purchase Agreement Supplements, the Conveyance, the Conveyance Supplements, the Partial Releases, the Guaranty, the Sales Agreements, and each certificate, agreement, document, or instrument now or hereafter delivered to Grantee or Agent in connection with any thereof by or on behalf of Grantor, John R. Stanley, or TEC.

         "Production Unit" means a tract of at least 40 acres (or, in the case of State Tract 331, the easternmost 320 acres of such tract), specified as to both area and depths, meeting the following conditions:

                  (a) Grantor owns good and defensible title (subject only to Permitted Encumbrances) to an undivided fee or leasehold interest in and to the oil, gas, and all other liquid and gaseous hydrocarbons which may be produced from such tract, including the right to produce, save and market production from any Program Well located thereon.

                  (b) Such tract satisfies all drilling and spacing regulations of the Railroad Commission of Texas, or any other governmental authority having jurisdiction and is of sufficient size to afford a well thereon the maximum applicable allowable.

         "Program Period" means the period beginning six months prior to the date hereof through and including the earliest of (a) January 31, 1999, (b) the date on which thirty Program Wells become subject to the Conveyance, and (c) the date on which Grantee has paid $75,000,000 in aggregate
Reimbursement/Installment Payments to Grantor.

         "Program Well" means:

                  (a) each of the Initial Wells,

                  (b) each well not already subject to the Conveyance that is drilled within the Program Period and that both (i) is within one mile of any well (other than a well on State Tract 331) that has, at such time, been made subject to the Conveyance, and (ii) penetrates a zone produced by (or intended to be produced by) any such well, and

                  (c) each other well, if any, which Grantor chooses to offer to Grantee under Section 2.3 during the Program Period.

         "Purchase Agreement Supplement" means a Supplement to Purchase Agreement executed by Grantor, Grantee (acting through Agent), and Agent (and consented to by John R. Stanley), substantially in the form of Exhibit D to this Agreement and appropriately completed.

         "Purchasing Subsidiary" means any Subsidiary of Grantor that, with the consent of Grantee, hereafter assumes the obligations of Grantor under either or both of the Sales Agreements.

         "Regular Evaluation Date" means each February 1, beginning with February 1, 1999, and each August 1, beginning with August 1, 1998.

         "Reimbursement/Installment Payment" means a payment to be made by Grantee to Grantor under Section 2.2 or 2.3 in consideration of the Conveyance or a Conveyance Supplement.

         "Reserve Engineers" means Netherland, Sewell & Associates (or other independent petroleum engineers of recognized standing selected by Grantor and acceptable to Agent in the reasonable exercise of its discretion).

         "Reserve Report" has the meaning given such term in Section 5.1.

         "Sales Agreements" means the Gas Sales Agreement and the Oil Sales Agreement.

         "Senior Notes" means the 11 1/2% Senior Secured Notes due 2002 and the 13% Senior Secured Discount Notes due 2002 which have been issued by TEC pursuant to the Trust Indenture.

         "Special Evaluation Date" means that day which Grantee or Grantor, by notice to the other, first designates as the Special Evaluation Date, provided that such day must be the first day of a calendar month and must be at least six months (and no more than twelve months) after the commencement of production from the last Program Well to be made subject to the Conveyance. Only one designation of a Special Evaluation Date may be made, and no such designation is required to be made. The Special Evaluation Date may be, but need not be, a Regular Evaluation Date.

         "Subsequent Closing" and "Subsequent Closing Date" have the meanings given them in Section 3.1.

         "Tamco" means TCW Asset Management Company, a California corporation.

         "TEC" means TransAmerican Energy Corporation, a Delaware corporation.

         "TransAmerican" means TransAmerican Natural Gas Corporation, a Texas corporation.

         "TransAmerican Company" means TransAmerican, Grantor, TEC, TransAmerican Refining Corporation, and each other subsidiary of TransAmerican.

         "Trust Indenture" means that certain Indenture dated as of June 13, 1997, made in connection with the Senior Notes by TEC (as Issuer) and Firstar Bank of Minnesota, N.A. (as Trustee), as supplemented or amended from time to time, together with any other indenture governing any issue of bonds or notes which hereafter refinances the Senior Notes in whole or in part.

         "Trustco" means Trust Company of the West.

         "Trustee" means, at the time in question, the Person serving as Trustee under the Trust Indenture. Firstar Bank of Minnesota, N. A. is the Trustee on the date hereof.

         Section 1.2. Rules of Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement, "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Unless the context otherwise requires: "including" (and its grammatical variations) means "including without limitation"; "or" is not exclusive; words in the singular form shall be construed to include the plural and vice versa; words in any gender include all other genders; references herein to any instrument or agreement refer to such instrument or agreement as it may be from time to time supplemented or amended; and references herein to any Person include such Person's successors and assigns. All references in this Agreement to exhibits and schedules refer to the exhibits and schedules to this Agreement unless expressly provided otherwise, and all such exhibits and schedules are hereby incorporated herein by reference and made a part hereof for all purposes.

                         ARTICLE II - Purchase and Sale

         Section 2.1. Agreement of Purchase and Sale. Upon the terms and conditions of this Agreement, Grantor agrees to sell the first component of the Production Payment to Grantee pursuant to the Conveyance, and Grantee agrees to purchase the same from Grantor and to pay the Initial Reimbursement/Installment Payment as the purchase price therefor.

         Section 2.2. Initial Closing. On the Initial Closing Date, Grantor shall deliver the Conveyance to Grantee, making the properties described therein (including the Initial Wells) subject to the Production Payment, and shall satisfy all of the conditions set out in Sections 3.2 and 3.4. Thereupon Grantee shall pay the Initial Reimbursement/Installment Payment to Grantor, with:

         $18,467,446.67 being paid by TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P., and

         $9,233,723.33 being paid by TCW DR VI Investment Partnership, L.P.

         Section 2.3. Subsequent Closings. Throughout the Program Period (but no more frequently than one time per month), Grantor shall present to Grantee all logs which it has made or received with respect to any Program Well that has not previously been offered to Grantee, together with a written description of:

                  (a) the interval or intervals which Grantor intends to complete, together with (i) production information about offsetting wells, and (ii) any relevant geological and geophysical maps (or access thereto),

                  (b) the Production Unit on which such Program Well is located, and whether or not such Production Unit contains acreage sufficient (i) to afford such well its maximum allowable production (if any), as determined in accordance with the rules and regulations of the Railroad Commission of Texas or any other governmental authority having jurisdiction, and (ii) to reasonably protect such Program Well from drainage,

                  (c) the pipeline system or systems by means of which production from such Program Well will be transported, the present total capacity of such pipeline(s), and Grantor's expectations as to how much of such capacity will be contractually committed to Grantor or to other Persons who may have priority rights with respect to such capacity,

                  (d) the gathering system to which such Program Well will be connected, the time needed to make such connection, and whether or not such gathering system has sufficient capacity and pressure to permit the continuing delivery of all Hydrocarbons reasonably expected to be able to be produced from such Program Well,

                  (e) Grantor's expectation as to whether production from such Program Well will be exempt from severance tax pursuant to the Texas Tax Code,

                  (f) Grantor's reasonable estimate of the Drilling Costs for such Program Well (herein called the "Estimated Drilling Costs" for such Program Well) and any request that Grantee (i) as contemplated in
         Section 3.1(e) of the Conveyance, consent to such Program Well (if it becomes a Subject Well) not being completed or (ii) as contemplated in
         Section 3.2(a) of the Conveyance, consent to such Program Well (if it becomes a Subject Well) being allowed to be abandoned, and

                  (g) such other matters, including environmental information, as Grantee shall from time to time request be disclosed in connection with Program Wells and Production Units.

Each such presentation by Grantor shall be deemed an offer and request by Grantor to Grantee that such Production Unit be made subject to the Conveyance in consideration of Grantee's payment of a Reimbursement/Installment Payment specified by Grantor which does not exceed the lesser of such Estimated Drilling Costs and Grantor's actual Drilling Costs for such Program Well. Grantee has no obligation to accept any such offer. If Grantee in its discretion agrees to make any additional Production Unit subject to the Conveyance and to pay such Reimbursement/Installment Payment as an installment of purchase price for the Production Payment:

                  (i) Grantor, Grantee (acting through Agent) and Agent shall in connection therewith execute and deliver a Purchase Agreement Supplement, which shall specify the amount of the Reimbursement/Installment Payment which they have agreed upon for such Program Well and the portion of such Reimbursement/Installment Payment which Grantor then desires to receive and which shall contain any exceptions to representations and warranties, or additional representations, warranties, covenants or other matters, as Grantor and Grantee may agree upon;

                  (ii) Grantee shall prepare a Conveyance Supplement which shall contain a legal description for such Production Unit, a Delivery Point for the field in which such Production Unit is located (if the same has not already been designated for such field), and set out Grantor's net revenue interest and working interest therein and the amount (equal to the portions of any Reimbursement/Installment Payments which Grantor will concurrently receive) by which the Primary Sum is to be increased;

                  (iii) Grantee shall prepare a supplement to the Gas Sales Agreement and the Oil Sales Agreement, if production from new fields is to be sold thereunder, which shall contain a delivery point and a sales price for production from such field; and

                  (iv) On such Subsequent Closing Date, Grantor will execute and deliver such Conveyance Supplement to Grantee and satisfy all other conditions in Sections 3.3 and 3.4, Grantee (acting through Agent) shall execute and deliver such Conveyance Supplement to Grantor, and Grantee shall pay such portion of such Reimbursement/Installment Payment to Grantor.

         Section 2.4.  Payment of Reimbursement/Installment Payments.

         (a) Grantor will not at any time request payment of a Reimbursement/Installment Payment (or any portion thereof) for any Program Well in an amount that exceeds the actual Drilling Costs which Grantor has at such time accrued for such Program Well. As Grantor accrues actual Drilling Costs, however, Grantor may make requests from time to time for additional portions of such Reimbursement/Installment Payment that do not exceed such limit. As provided in Section 2.3(ii) above, the aggregate amount of all such portions of Reimbursement/Installment Payments properly requested by Grantor shall be set out in Conveyance Supplements as additions to the unliquidated balance of the Primary Sum. If in any calendar month:

                  (i) Grantor properly requests payments of portions of Reimbursement/Installment Payments, but

                  (ii) Grantor and Grantee are not otherwise executing a Conveyance Supplement under Section 2.3(ii),

then, if Grantor so requests, Grantor and Grantee will nonetheless execute a Conveyance Supplement to increase the unliquidated balance of the Primary Sum by the amount of such portions of Reimbursement/Installment Payments so requested by Grantor.

         (b) Grantee will make each payment of Reimbursement/Installment Payments to Grantor by wire transfer of immediately available funds to such banks and bank accounts as Grantor shall specify in the certificate delivered in connection therewith pursuant to Section 3.2(d) or Section 3.3(c), as appropriate.

         (c) Under no circumstances shall the aggregate amount of the Initial Reimbursement/Installment Payment paid under Section 2.2 and of any other Reimbursement/Installment Payments paid under Section 2.3 exceed $75,000,000.

         (d) Under no circumstances shall Grantee be liable to Grantor or any third party for the payment of any Drilling Costs. It is the agreement of the parties hereto that Grantee shall (to the extent otherwise specified hereunder) purchase the Production Payment by making Reimbursement/Installment Payments in amounts which are determined, among other things, by reference to Drilling Costs and Estimated Drilling Costs, but that Grantor (and not Grantee) is responsible for paying all Drilling Costs.

         Section 2.5. Expenses. Grantor will pay to Grantee (or directly to Grantee's attorneys and other consultants) all Reimbursable Expenses as they are billed. Grantor has heretofore deposited $50,000 with Grantee, to be applied to Reimbursable Expenses, and these funds will be applied toward the Reimbursable Expenses before Grantor is asked to make any additional payments of Reimbursable Expenses. To the extent that any such deposited funds are not needed to pay Reimbursable Expenses (or other amounts which may be agreed to by Grantor), Grantee will return the remainder to Grantor, but Grantor will thereafter remain liable to pay all Reimbursable Expenses as billed. To the extent that such deposited funds are insufficient to pay all Reimbursable Expenses, Grantor will thereafter make additional deposits of $25,000 each with Grantee (or Grantee's counsel), which will be used to pay all additional Reimbursable Expenses as billed.

         Section 2.6. Payments to Grantee. Grantor will pay any amounts owing to Grantee under the Production Payment Documents by wire transfer of immediately available funds to such banks and accounts as Grantee or Agent shall from time to time specify in writing at least five Business Days prior to the effective date for any such change of accounts. Until further notice, two-thirds of all amounts payable to Grantee hereunder shall be sent as follows for TCW Portfolio No. 1555 DR V Sub-Custody Partnership, L.P. to:

                  Boston Safe Deposit
                  ABA #011001234
                  Real Estate Wiring #039624
                  Cost Center #3137
                  Re: Mellon Bank/Morgan Stanley/Fund V-TGC(3)
                  Account #CPFF 873-3072

and one third of all amounts payable to Grantee hereunder (as well as all amounts, if any, payable to Agent hereunder) shall be sent as follows for TCW DR VI Investment Partnership, L.P. (and for Agent) to:

                  Sanwa Bank California
                  1977 Saturn
                  Monterey Park, CA 91754
                  Trust Operations
                  Attn: Charles McKinley
                  ABA #122003516
                  Account #76T02327-4
                  TCW Debt & Royalty Funds VI-TGC

If the Production Payment ever becomes owned by more than three Persons in compliance with Section 6.4, then Grantor shall not be required to make wire transfers to more than three such Persons. If Grantor chooses not to make wire transfers to more than three such Persons, then any additional Person owning a partial interest in the Production Payment in compliance with Section 6.4 may by notice to Grantor request that payments to such owner be thereafter sent directly to such owner by check, whereupon Grantor will do so.

                    ARTICLE III - Closing Dates and Closings

         Section 3.1. Times and Places of Closings. The closing for the consummation of the sale and purchase of the first component of the Production Payment (herein called the "Initial Closing") shall take place at such place (or places) and on such date as may be agreed to by Grantor and Grantee (herein called the "Initial Closing Date"). The closing for the consummation of the sale and purchase of each subsequent component, if any, of the Production Payment (each herein called a "Subsequent Closing") shall take place at such place (or places) and on such date as may be agreed to by Grantor and Grantee (each herein called a "Subsequent Closing Date").

         Section 3.2. Conditions to Initial Closing. The obligation of Grantee to pay the Initial Reimbursement/Installment Payment is subject to Grantee's receipt of each of the following, in form, substance, and date satisfactory to
Grantee:

                  (a) An "Omnibus Certificate" of the Secretary or Assistant Secretary of Grantor, which shall contain the names and signatures of the officers of Grantor authorized to execute the Production Payment Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions duly adopted by the Board of Directors of Grantor and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Production Payment Documents and the consummation of the transactions contemplated therein, (ii) a copy of the charter documents of Grantor and all amendments thereto, certified by the appropriate official of Grantor's state of incorporation, and (iii) a copy of the bylaws of Grantor.

                  (b) An Omnibus Certificate for TEC, similar to that required for Grantor under the preceding subsection (a).

                  (c) A certificate (or certificates) of the due formation, valid existence and good standing of each of Grantor and TEC in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Grantor's and TEC's good standing and due qualification to do business in Texas.

                  (d) A Compliance Certificate of the Chief Financial Officer of Grantor, dated as of the Initial Closing Date, in which such officer shall certify to the satisfaction of the conditions set out in Section
         3.4 and shall give the wiring instructions referred to in Section 2.4.

                  (e) Any assurances of title requested by Grantee concerning the Production Payment, including the recording and filing of the Conveyance and the updating of any specified title opinions through such recording (it being understood that Grantee may require these to be given after, as well as at, the Initial Closing, and that no title deficiencies learned of by Grantee at any time shall in any way be deemed to qualify any of Grantor's warranties of title or indemnities with respect to title in any of the Production Payment Documents).

                  (f) Certificates from Grantor's insurance brokers or advisors confirming that Grantor is in compliance with the requirements of
         Section 3.5 of the Conveyance.

                  (g) A legal opinion of Gardere & Wynne, L.L.P., as counsel to Grantor, dated the Initial Closing Date and substantially in the form of Exhibit A hereto.

                  (h) The Conveyance, the Gas Sales Agreement, and the Oil Sales Agreement.

                  (i) A Partial Release executed by the Trustee and TEC, and related UCC-3 financing statement changes.

                  (j)  The Guaranty.

         Section 3.3. Conditions to Subsequent Closings. The obligation of Grantee to pay each Reimbursement/Installment Payment in connection with a Subsequent Closing on the related Subsequent Closing Date is subject to Grantee's receipt of each of the following, in form, substance, and date satisfactory to Grantee:

                  (a) Supplements to the "Omnibus Certificates" of Grantor and TEC delivered under Section 3.2(a) and (b), confirming the matters specified therein and containing any amendments or supplements to the resolutions, charter documents and bylaws attached thereto.

                  (b) To the extent, if any, requested by Grantee, certificates of the valid existence and good standing of Grantor in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Grantor's good standing and due qualification to do business in Texas.

                  (c) A Compliance Certificate of the Chief Financial Officer of Grantor, dated as of such Closing Date, in which such officer shall certify to the satisfaction of the conditions set out in Section 3.4 and shall give the wiring instructions referred to in Section 2.4.

                  (d) Any assurances of title requested by Grantee concerning the Production Payment, including the recording and filing of the Conveyance and the Conveyance Supplements and the updating of any specified title opinions through such recording (it being understood that Grantee may require these to be given after, as well as at, the various Closings, and that no title deficiencies learned of by Grantee at any time shall in any way be deemed to qualify any of Grantor's warranties of title or indemnities with respect to title in any of the Production Payment Documents).

                  (e) A legal opinion of Gardere & Wynne, L.L.P., as counsel to Grantor, dated as of such Closing Date and in form and substance acceptable to Grantee and its counsel.

                  (f) A Purchase Agreement Supplement, and any documents called for thereunder (including any supplements required for the Gas Sales Agreement and the Oil Sales Agreement).

                  (g) A Conveyance Supplement.

                  (h) A Partial Release executed by the Trustee and TEC, and related UCC-3 financing statement changes.

         Section 3.4. Other Conditions to All Closings. In addition to the receipt of the foregoing documents and instruments under Section 3.2 or 3.3, as appropriate, the obligation of Grantee to pay any Reimbursement/Installment Payment on the related Closing Date is subject to the satisfaction (or waiver by Grantee) of the following conditions precedent:

         (a) All representations and warranties made by Grantor, John R. Stanley or TEC in any Production Payment Document then or previously delivered shall be true and correct as of such Closing Date (unless such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

         (b) Grantor, John R. Stanley, and TEC shall have performed and satisfied all agreements, covenants, and conditions which each is required by any Production Payment Document to perform or satisfy on or prior to such Closing Date.

         (c) The consummation of the Closing on such Closing Date shall not (i) be prohibited by any law or any regulation or order of any court or governmental agency or authority applicable to Grantor, TEC, John R. Stanley, or Grantee or
(ii) subject any of them to any penalty or other onerous condition under or pursuant to any such law, regulation or order.

                   ARTICLE IV - Representations and Covenants

         Section 4.1. Representations and Warranties of Grantor. To induce Grantee to enter into this Agreement and to pay the Reimbursement/Installment Payments, Grantor hereby represents and warrants to Grantee that:

         (a) Each of Grantor and TEC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and duly qualified to do business and in good standing as a foreign corporation in the State of Texas. Each has all requisite power and authority, corporate or otherwise, to own and operate its assets in Texas and to execute and deliver, and perform all of its obligations under, the Production Payment Documents. Grantor is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended (i.e., Grantor is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

         (b) The execution, delivery and performance by Grantor of the Production Payment Documents to which it is a party, the execution, delivery and performance by TEC of the Partial Release, and the consummation of the transactions contemplated herein and in the other Production Payment Documents, have been duly authorized by all necessary corporate action and do not and will not (i) violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Grantor or TEC or of the Certificate of Incorporation or By-laws of Grantor or TEC, or (ii) result in a breach of, or constitute a default under, any material contract, indenture, instrument, or agreement to which either Grantor or TEC is a party or by which it or its property may be presently bound or affected (including the leases under which Grantor holds the Subject Interests), or result in or require the creation or imposition of any lien or encumbrance on any assets of Grantor or TEC. Grantor has obtained or has caused to be obtained all consents, authorizations and waivers necessary under any such contract, indenture, instrument or agreement or under any such material provision of law, rule, regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery and performance by Grantor and TEC of the Production Payment Documents.

         (c) The Production Payment Documents have been duly executed and delivered by Grantor (to the extent it is a party thereto) and constitute the legal, valid and binding acts and obligations of Grantor, enforceable against Grantor in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity.

         (d) No event or state of affairs which would, upon delivery of the Conveyance, be a Designated Event has occurred and is continuing. No material "Default" and no "Event of Default" exists under the Trust Indenture. Except as may have been disclosed to Grantee or Agent, there is no other trust indenture to which any TransAmerican Company is a party with respect to which the occurrence of a default by a TransAmerican Company, or the exercise of remedies after such default, might reasonably be expected to cause a material adverse effect upon Grantor, its financial condition, or its ability to perform the Production Payment Documents. No bankruptcy or insolvency proceeding is presently pending (or, to Grantor's best knowledge, threatened or contemplated) by or against any TransAmerican Company under any applicable bankruptcy, insolvency or other similar law of any jurisdiction, and no such Person has made a general assignment for the benefit of creditors.

         (e) Each Partial Release given by the Trustee and by TEC constitutes the legal, valid and binding act and obligation of the Trustee and of TEC, enforceable against the Trustee, TEC and the holders of the Senior Notes in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity.

         (f) The data, information, exhibits, memoranda and reports furnished by or on behalf of Grantor to Grantee or Agent in connection with the negotiation of the Production Payment Documents (taken as a whole, and taking into account all corrections and supplements to such information heretofore delivered) do not contain any material misstatement of fact relevant to the transactions contemplated hereby or omit to state a material fact relevant to the transactions contemplated hereby or any fact necessary to make the statements contained therein that are relevant to the transactions contemplated hereby not misleading. There is no fact known to Grantor that has not been disclosed to Grantee or Agent which might reasonably be expected to materially and adversely affect the value of the Production Payment. (The data and information referred to in the above representations and warranties include any factual information furnished by Grantor for incorporation or use in any reserve or production reports or estimates furnished by Grantor or the Reserve Engineers in connection herewith, but Grantor is not representing and warranting that any reserve or production estimates made by Grantor or such engineers will ultimately prove to have been accurate.) Except for production from the Subject Wells in the ordinary course of business or for matters disclosed to Agent or Grantee in writing, no material adverse change in the financial condition of Grantor or TEC or in the condition or aggregate value of the Subject Wells or Subject Interests has occurred since the date of the last financial statements delivered by Grantor to Grantee.

         (g) Except for matters described on Schedule 2 hereto or matters disclosed to Agent or Grantee in writing, there is no litigation or administrative proceeding pending against any TransAmerican Company which involves (i) a dispute or claim concerning title to any of the Subject Interests, (ii) any actual or purported lien, security interest, charge or burden upon any of the Subject Interests or any lease making up any part of the Subject Interests, or (iii) any other claim which would affect a transferee of any such lease or any of the Subject Interests. Except for matters described on
Schedule 1 hereto or matters disclosed to Agent or Grantee in writing, there is no other litigation or proceeding pending or, to the best knowledge of Grantor, threatened against any TransAmerican Company which, if determined adversely to such TransAmerican Company, might reasonably be expected to have a material adverse effect on the financial condition of Grantor or TEC, the value of the Production Payment, the ability of Grantor to convey the Production Payment pursuant to the Production Payment Documents, the enforceability of any Partial Release, or the ability of Grantor to perform its obligations under the Production Payment Documents.

         (h) Schedule 2 (as amended and supplemented from time to time by any Purchase Agreement Supplements) contains a complete and accurate list of all abstracts of judgment and notices of lis pendens on file against any of the Subject Interests. Grantor has posted supersedeas bonds in the amounts sufficient in all respects to stay execution of (and pay, if necessary) any such judgment.

         (i) Grantor has good and defensible title to the Subject Interests, free and clear of all liens, security interests, and encumbrances except for:

                  (i) the contracts, agreements, burdens, encumbrances and other matters set forth as being applicable to certain of the Subject Interests in the descriptions of such Subject Interests on Exhibit A to the Conveyance (as such Exhibit A is amended and supplemented from time to time by any Conveyance Supplements),

                  (ii) statutory liens for taxes which are not yet delinquent or which (in the case of taxes hereafter coming due) are being contested in good faith by appropriate proceedings and for the payment of which Grantor has reserved adequate funds,

                  (iii) liens under operating agreements, pooling orders and unitization agreements, and mechanics' and materialmen's liens, with respect to obligations incurred in the ordinary course of business which are not yet due or which (in the case of obligations hereafter coming due) are being contested in good faith by appropriate proceedings for the payment of which Grantor has reserved adequate funds,

                  (iv) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value or use of the property subject thereto,

                  (v) judgment liens and lis pendens (which, except for the judgment liens and lis pendens listed in Schedule 2, do not burden the Production Payment), but only for so long as enforcement thereof is stayed or otherwise prevented, and

                  (vi) liens in favor of TEC or the Trustee burdening the Retained Interests but not the Production Payment, and security interests in favor of any Person burdening the proceeds of that portion of the Subject Hydrocarbons which is attributable to the Retained Interests but not the PP Hydrocarbons.

The matters described in the foregoing clauses (i), (ii), (iii), (iv), (v) and
(vi) are herein called the "Permitted Encumbrances". The listing of Permitted Encumbrances is made for the purpose of limiting the warranties of Grantor made herein, and is not intended to restrict the description of the Subject Interests, nor is it intended that the listing herein of any Permitted Encumbrances shall subordinate the Production Payment to such Permitted Encumbrance or otherwise cause the Conveyance, any Conveyance Supplement, or any rights of Grantee or Agent thereunder to be made subject to, or encumbered by, such Permitted Encumbrance. As provided above, no judgment lien or lis pendens referred to in clause (v) above shall be considered to be a Permitted Encumbrance (for the purposes of Section 4.1 of the Conveyance or for any other purpose) after enforcement thereof ceases to be stayed or otherwise prevented.

         (j) The oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of the Subject Interests, to the extent the same cover or otherwise relate to the Subject Interests, are in full force and effect, and Grantor agrees to so maintain them in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of the Subject Interests, have been, and will continue to be, properly and timely paid. Grantor is not in default with respect to Grantor's obligations (and Grantor is not aware of any default by any third party with respect to such third party's obligations) under such leases, contracts, servitudes and other agreements, or under the Permitted Encumbrances, or otherwise attendant to the ownership or operation of any part of the Subject Interests, where such default could materially and adversely affect the ownership or operation of any of the Subject Interests; Grantor will fulfill all such obligations coming due in the future.

         (k) Except for (i) the Gas Purchase and Sale Agreement dated December 12, 1996 by and between PanEnergy Marketing Company and TransAmerican (predecessor in interest to Grantor) and the Gas Processing Agreement dated the same date between the same parties (both of which relate to the Acom Estate Gas Unit #5 well and the Frost-Acom #1 well), (ii) the Gas Purchase Agreement dated December 1, 1997, by and between HPL Resources Company and Grantor (which relates to the Rees-Gifford #1 well), and (iii) any contracts or arrangements expressly mentioned in any Purchase Agreement Supplement, no Subject Interest is dedicated or otherwise subject to any contract or other arrangement for the sale, processing or transportation of Hydrocarbons produced therefrom (or otherwise related to the marketing of such Hydrocarbons) which would bind Grantee as owner of the PP Hydrocarbons or would otherwise restrict the rights of Grantee under the Conveyance to take possession of and market PP Hydrocarbons. Neither Grantor, nor any of its predecessors in title, has received prepayments (including payments for gas not taken pursuant to "take or pay" or other similar arrangements) for any Hydrocarbons produced or to be produced from the Subject Interests. There is no Subject Interest with respect to which Grantor, or its predecessors in title, has, prior to the date hereof, taken more ("overproduction"), or less ("underproduction"), Hydrocarbons than its (or its predecessor's in title's) ownership interest in such Subject Interest would entitle it to take, which overproduction or underproduction has not been recouped as of the date hereof. No Subject Interest is subject to any production balancing arrangement under which one or more third Persons may take a portion of the production attributable to such Subject Interest without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, other properties. No Subject Interest is subject on the date hereof to any regulatory refund obligation and, to the best of Grantor's knowledge, no facts exist which might cause the same to be imposed.

         (l) The Subject Interests (and properties unitized therewith) are being (and, to the extent the same could materially and adversely affect the ownership or operation of the Subject Interests after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Subject Interests and in conformity with the Permitted Encumbrances. No Subject Interest is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof. None of the wells located on the Subject Interests (or properties unitized therewith) is deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders; no portion of any well bore for any such well is located outside of the Subject Interests (or properties unitized therewith); and no such well is bottomed under or producing from outside the Subject Interests (or properties unitized therewith). Grantor has all governmental licenses and permits necessary to own and operate the Subject Interests, and Grantor has not received notice of any material violations in respect of any such licenses or permits.

         (m) All expenses and liabilities (including all bills for labor, materials and supplies used or furnished for use in connection with the Subject Interests and all Direct Taxes and Current Ad Valorem Taxes relating to the ownership or operation of the Subject Interests) have been, or are being, paid (timely, and before the same become delinquent) by Grantor (and, as to properties operated by third parties, by such third parties, to the best of Grantor's knowledge) or are being contested in good faith by appropriate proceedings for the payment of which Grantor has reserved adequate funds.

         (n) The Subject Lands, and Grantor's present and proposed operations thereon, are in compliance in all material respects with all applicable federal, state or local laws, including all Environmental Laws. Grantor has taken all steps necessary to determine and has determined that no Hazardous Substance has been disposed of or otherwise released on or to the Subject Lands (except for dispositions and releases done in material compliance with all applicable laws and for which Grantor otherwise has no material remedial obligations), and the use which Grantor makes and intends to make of the Subject Lands will not result in any such disposal or release. None of such operations of Grantor, and none of the Subject Lands, is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substance. Neither Grantor nor, to the best knowledge of Grantor, any other Person has filed any notice under any Environmental Law indicating that Grantor is responsible for the release into the environment, or the improper storage or disposal, of any Hazardous Substance that is now located on, was removed from, or is in any way related to any Subject Lands, or that any Hazardous Substance has been released (other than atmospheric emissions from compressor stations, which emissions are now in compliance and permitted under applicable Environmental Laws), or is improperly stored or disposed of, upon any Subject Lands or upon any property of Grantor located near to any Subject Lands. No TransAmerican Company otherwise has any material contingent liability in connection with its operations or properties in or near any Subject Lands for the release into the environment, or the improper storage or disposal, of any such pollutant, waste, substance or constituent.

         (o) No Subject Interest is subject to any tax or common law partnership or to any joint venture (other than a Permitted Encumbrance).

         (p) No Subject Interest is subject to a preferential right to purchase (herein called a "Preferential Right") or subject to the requirement that a consent to assignment (other than a Partial Release) be obtained from a third party, which Preferential Right or requirement for consent might apply to or otherwise affect the transfer of the Production Payment to Grantee or any subsequent transfer of the Production Payment by Grantee.

         (q) Grantor has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of any of the matters provided for in this Agreement.

         (r) Grantor believes that it will be able to transport production from the State Tract 331, No. 1 well to one or more points of sale by June 1, 1998 and that it will be able to transport production from the State Tract 331, No. 3 well to one or more points of sale by the latter of such date or the completion of such well. Grantor believes that it will be able to transport production from each other Subject Well to the applicable Delivery Point, promptly upon completion of such Subject Well.

         Section 4.2. Representations, Warranties and Disclosures by Grantee. Each Person included within Grantee hereby represents and warrants to Grantor that: (a) such Person has incurred no obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of any of the matters provided for in this Agreement for which fees Grantor might be liable; (b) this Agreement constitutes the legal, valid and binding act and obligation of such Person, enforceable against such Person in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity; (c) no bankruptcy or insolvency proceeding is presently pending (or, to such Person's best knowledge, threatened) by or against such Person under any applicable bankruptcy, insolvency or other similar law of any jurisdiction; (d) such Person has not made a general assignment for the benefit of creditors; (e) such Person is acquiring the Production Payment for its own account and not with any intention to transfer all or any part of the Production Payment to others in violation of the Securities Act of 1933, as amended, or any other applicable securities laws, and (f) such Person is a "United States person", within the meaning of Section 7701 of the Internal Revenue Code of 1986, as amended.

         Section 4.3. Covenants of Grantor. To induce Grantee to enter into this Agreement and to pay the Reimbursement/Installment Payments, Grantor covenants and agrees that until the full and final payment of all payments due under the Production Payment Documents and the termination of this Agreement and the Production Payment, unless Grantee has previously agreed otherwise:

         (a) Grantor will perform all of its covenants and duties under the Production Payment Documents, all as fully as if they were set out in full herein.

         (b) In addition to any reports and information specifically required by the terms of this Agreement or the Conveyance, Grantor agrees to furnish to Grantee full information, at all reasonable times, which Grantee may request concerning any covenant, provision or condition of the Production Payment Documents or any matter or records in connection with such documents or with the operation of, reserve engineering for, production from, or accounting for the Subject Interests. Subject to any restrictions on Grantor's right to do so under applicable operating agreements or similar contracts, Grantor will permit representatives designated by Grantee, including independent accountants, agents, attorneys, and other Persons, to visit and inspect the Subject Interests and Grantor's books and records pertaining to the Subject Interests (and to make copies and photocopies from such records and to write down and record such information as such representatives may request, provided that no copies may be made of geological or seismic data), and Grantor shall permit Grantee and its designated representatives reasonably to investigate and verify the accuracy of information furnished to Grantee hereunder or in connection herewith and to discuss all such matters with its officers, employees and representatives.

         (c) If any Person ever challenges or attacks (i) the validity or priority of any Production Payment Document or of any rights, titles, or interests created or evidenced thereby or (ii) the title of Grantor to any Subject Interest or of Grantee to any part of the Production Payment, then upon learning thereof Grantor will give prompt written notice thereof to Grantee and at Grantor's own cost and expense will diligently endeavor to defeat such challenge or attack and to cure any defect that may be developed or claimed, and Grantor will take all necessary and proper steps for the defense of any legal proceedings with respect thereto, including the employment of counsel (at reasonable fees) to represent Grantor, the prosecution or defense of litigation, and the release or discharge of all adverse claims. Each of Grantee and Agent (whether or not named as a party to legal proceedings with respect thereto) is hereby authorized and empowered to take such additional steps as in its judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of the Production Payment Documents and the rights, titles, and interests created or evidenced thereby, including the employment of independent counsel at reasonable fees to represent Grantee and Agent, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Production Payment, the purchase of any tax title and the removal of prior liens or security interests, and all expenditures so made of every kind and character shall be a Reimbursable Expense (which obligation Grantor hereby expressly promises to pay on demand) owing by Grantor to Grantee or Agent and shall bear interest from the date demanded until paid at the Agreed Rate.

         (d) Grantor will, on request of Grantee, (i) promptly correct any defect, error or omission which may be discovered in the contents, execution or acknowledgment of any Production Payment Document, (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of the Production Payment Documents and to more fully identify and make subject to the Conveyance any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Subject Interests; and (iii) execute, acknowledge, deliver, and file or record any document or instrument reasonably requested by Grantee to protect its rights, title and interests under the Production Payment Documents against the rights or interests of third Persons. Grantor shall pay all reasonable costs connected with any of the foregoing.

         (e) Without limitation of Grantee's remedies for breach of the representations or warranties contained in Section 4.1(p), if a third party properly exercises a Preferential Right after any Closing, Grantee will, in its sole and absolute discretion, either (i) join in any required conveyance of the affected Subject Interest to such third party, or (ii) make a conveyance of the Production Payment insofar as it covers the affected Subject Interest to Grantor in order that Grantor may make the necessary conveyance to such third party. Upon making a conveyance in accordance with (i) or (ii), above, Grantee shall (without limitation of its remedies for breach of the representations or warranties contained in Section 4.1(p) hereof) be entitled to receive (and shall thereafter apply in the same manner as PP Proceeds) -- either from the exercising third party, assuming that Grantee exercised option (i), or from Grantor, assuming that Grantee exercised option (ii) -- the entire amount of consideration attributable to Grantee's interest in the particular Subject Interest covered by such Preferential Right. In addition, Grantor shall, if requested to do so by Grantee, repurchase the entire Production Payment from Grantee for a price equal to the then unliquidated balance of the Primary Sum as determined after the application of all PP Proceeds on such date or the next occurring Application Date. Grantee and Agent shall not incur any liabilities with respect to any reconveyance of properties that may be required in accordance with this subsection or otherwise with respect to any exercise of a Preferential Right, and Grantor shall indemnify and hold harmless Grantee and Agent from any liabilities (including reasonable attorneys' fees) with respect thereto.

         (f) Grantor will not cause or permit the Subject Lands or Grantor to be in material violation of any Environmental Laws with respect to the Subject Lands or do anything or permit anything to be done which will subject Grantor or the Subject Lands to any material remedial obligations under any Environmental Laws pertaining to the Subject Lands, assuming in each case disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Subject Lands, and Grantor will promptly notify Grantee in writing of any existing, pending or, to the best knowledge of Grantor, threatened investigation or inquiry by any private party or governmental authority in connection with any Environmental Laws. Grantor will take all steps necessary to determine that no Hazardous Substances are disposed of or otherwise released or being released on or to the Subject Lands in violation of any Environmental Laws. Grantor will not cause or permit the disposal or other release of any Hazardous Substance on or to the Subject Lands in violation of any Environmental Law and covenants and agrees to remove or remediate any Hazardous Substance on the Subject Lands.

         (g) Grantor will ensure that no Event of Default occurs under the Trust Indenture. Grantor will use all of the Reimbursement/Installment Payments in compliance with the Trust Indenture.

         (h) Grantor will provide to Grantee any assurances of title which Grantee may from time to time reasonably request concerning the Production Payment, including the recording and filing of the Conveyance and the Conveyance Supplements and the updating of any specified title opinions through such recording (it being understood that no title deficiencies learned of by Grantee shall in any way be deemed to qualify any of Grantor's warranties of title or indemnities with respect to title in any of the Production Payment Documents).

         (i) Grantor will fully bond (or pay) any judgment entered in any lawsuit listed in Schedule 1 or Schedule 2 so that such judgment can be fully paid by proceeding against such bond without enforcement of any judgment lien or rights relating to any lis pendens and without otherwise affecting the Production Payment.

         (j) If for any reason any well located on Subject Lands in State Tract 331 is not completed so that it becomes mechanically capable (or if for any reason such well ceases to remain mechanically capable) of production from the intervals previously identified to Grantee on the logs for such well, then Grantor shall promptly cause such well to become mechanically capable of production or shall promptly redrill such well, or a satisfactory substitute well, on the same lands and to the same intervals, in either case at no cost to Grantee and without any payment by Grantee of additional Reimbursement/Installment Payments in connection therewith (provided that Grantor may recomplete such well at other intervals if in so doing Grantor would be able to increase production from such well over the remaining expected term of the Production Payment, from that which would reasonably be accomplished as a result of such drilling).

         (k) Grantor will at all times be a corporation validly existing and in good standing under the laws of its state of incorporation and duly qualified to do business and in good standing in the State of Texas.

         (l) Grantor will at all times obtain and possess (or cause to be obtained and possessed) all consents, authorizations and waivers necessary under any material contract, indenture, instrument or agreement binding on or affecting Grantor or any of Grantor's assets or under any material provision of law, rule, regulation, order, writ, judgment, decree, determination or award binding on or affecting Grantor or any of Grantor's assets, in order to permit the performance by Grantor of the Production Payment Documents.

         (m) Grantor will maintain good and defensible title to the Retained Interests, free and clear of all liens, security interests, and encumbrances except for Permitted Encumbrances, provided that Grantor may hereafter assign or mortgage any Assignable 331 Retained Interest to the extent permitted under
Section 6.1 of the Conveyance.

         Section 4.4. Reporting Covenants of Grantor. To induce Grantee to enter into this Agreement and to pay the Reimbursement/Installment Payments, Grantor covenants and agrees that until the full and final payment of all payments due under the Production Payment Documents and the termination of this Agreement, unless Grantee has previously agreed otherwise, Grantor will furnish the following statements and reports, at Grantor's expense, to Agent and to each Person included within Grantee which has requested separate payment under
Section 2.6:

                  (a) Monthly, within 25 days after the end of the month to which each report applies, Grantor shall furnish a report (in a form reasonably acceptable to Grantee) showing:

                  -- in Part I thereof: (i) the name of each Subject Well, (ii) the portion of gross production of Gas from each Subject Well (measured in Mcfs) which is attributable to Subject Interests as metered at the well (and, if requested, the size of choke applied to such well, the flowing tubing pressure of such well, the suction and discharge pressure of any compression, and the operating pressure of the gas sales line), (iii) the quantity of Gas PP Hydrocarbons (measured in
         Mcfs) produced from each Subject Well, (iv) the number of MMBTUs in each Mcf of Gas PP Hydrocarbons produced, as measured at the well, (v) the quantity of Gas PP Hydrocarbons (measured in MMBTUs) produced from each Subject Well, (vi) if known by Grantor, the aggregate amounts received by Grantee from such sales of Gas PP Hydrocarbons, as determined pursuant to the Conveyance and before deductions for severance taxes withheld, and (vii) if known by Grantor, the PP Severance Taxes for such Application Period with respect to Gas PP Hydrocarbons, and

                  -- in Part II thereof: (i) the name of each Subject Well, (ii) the portion of gross production of Oil from each Subject Well (measured in barrels) which is attributable to Subject Interests as measured at the well, (iii) the quantity of Oil PP Hydrocarbons (measured in barrels) produced from each Subject Well, (iv) if known by Grantor, the aggregate amounts received by Grantee from sales of Oil PP Hydrocarbons, as determined pursuant to the Conveyance and before deductions for severance taxes withheld, and (v) if known by Grantor, the PP Severance Taxes for such Application

         Period with respect to Oil PP Hydrocarbons.

         (As used in this subsection (a), "Gas PP Hydrocarbons" means PP Hydrocarbons consisting of Gas and "Oil PP Hydrocarbons" means PP Hydrocarbons consisting of Oil.) Such report shall be supplemented, if and when requested by Agent, to show: (i) the gross production of Hydrocarbons from each Subject Well, (ii) the quantities thereof, if any, used in lease operations, (iii) the most recent status of any Gas imbalances, if any, affecting the Subject Interests, (iv) the number of wells operated, wells drilled and wells abandoned on the Subject Interests, and (v) if requested, the costs to Grantor of operating the Subject Interests. To the extent that any of such information is not available to Grantor (despite all reasonable efforts to obtain same) at the time any monthly report is furnished, it shall be supplied promptly after receipt.

                  (b) Within 60 days after each Regular Evaluation Date or Special Evaluation Date, Grantor shall furnish a Reserve Report covering the Subject Interests and prepared in accordance with the terms of Section 5.1 hereof.

                  (c) Quarterly, within 60 days after the end of the first three fiscal quarters in each fiscal year of Grantor, and annually, within 105 days after the end of each fiscal year of Grantor, Grantor's consolidated financial statements as of the end of and for such period, including a balance sheet and statements of income, cash flows, and stockholder's equity, prepared in accordance with generally accepted accounting principles and, with respect to the annual financial statements, accompanied by a report of the Grantor's independent certified public accountants stating that their examination was made in accordance with generally accepted auditing standards and that in their opinion such financial statements fairly present the matters reported on in accordance with generally accepted accounting principles consistently applied. For so long as Grantor files Forms 10-Q and 10-K with the Securities and Exchange Commission, Grantor may satisfy the reporting requirements in this subsection (c) by sending a copy of each such form 10-Q and 10-K within fifteen days after filing the same with such Commission, and whenever Grantor or any Affiliate of Grantor files any Form 10-Q or 10-K with such Commission or Grantor files any Form 8-K, Grantor shall obtain and send a copy of such form to Agent (and each other Person then entitled to receive reports under this section) within fifteen days after such form is so filed.

                  (d) As each Subject Well is drilled, completed, and put onto production, copies of: (i) well logs across all pay zones, (ii) all test information, and (iii) reports detailing completion and response to stimulation.

                  (e) Upon request of Agent, but not more often than quarterly, Grantor shall furnish reports, in detail reasonably acceptable to Agent, concerning any change in methods of operation of all or any Subject Wells, any new drilling or development, any method of secondary recovery by repressuring or otherwise, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom, or which may shorten or prolong the period of time required for liquidation of the Production Payment.

                  (f) Upon request of Agent, Grantor shall furnish copies of surface maps showing property lines and well locations, flow and pressure tests, natural gas analysis and casing programs and other similar information related to the Subject Interests, the Subject Wells and the production therefrom.

                  (g) Upon request of Agent, at any time and from time to time (but not more frequently than once in any period of twelve consecutive months, unless there has occurred a Designated Event that is not cured within the applicable grace period) Grantor will provide at Grantor's sole expense an inspection or audit of the Subject Interests and the Subject Lands from an engineering or consulting firm approved by Grantee, indicating compliance or non-compliance with Environmental Laws. Except for reports requested during the continuance of a Designated Event, Grantor shall be responsible to pay for the costs of only ONE such report during the term of the Production Payment (which report shall be specified by Agent), and Grantee shall be responsible for the costs of all others.

                  (h) Promptly (and in any event within five days) after learning of the occurrence of any Designated Event or of the making of any claim by any Person which allegedly affects the rights of Grantor or Grantee in and to the Subject Interests, Grantor will give Agent written notice thereof.

         Section 4.5. Reporting Covenants of Grantee. Grantee covenants and agrees that until the full and final payment of all payments due under the Production Payment Documents and the termination of this Agreement, unless Grantor has previously agreed otherwise:

                  (a) Monthly, within 30 days after the end of the month to which such report applies, Grantee or Agent will furnish to Grantor a report, in the form of Schedule 3, showing the unliquidated balance of the Primary Sum, as calculated by Grantee or Agent. To the extent that these reports show applications of PP Proceeds to any Direct Taxes (other than PP Severance Taxes), Reimbursable Expenses or Delivery Charges paid by Grantee or Agent, Grantee or Agent will on request by Grantor furnish an itemized breakout of such deductions.

                  (b) Monthly, within 20 days after the end of each month, (if and to the extent required to determine PP Proceeds), Grantee or Agent will furnish to Grantor information on the actual prices received by Grantee for any sales which Grantee may make of PP Hydrocarbons to any Person other than a TransAmerican Company.

         Section 4.6. Additional Remedies Upon Designated Event. Upon the occurrence of a Designated Event, and provided the breach giving rise to such Designated Event has not been cured within 30 days after Grantee or Agent gives notice of such breach to Grantor, Grantee shall, in addition to its other rights and remedies, have the right, but not the obligation, to:

                  (a) remove Grantor as the operator of any or all of the Subject Interests in which 100% of the working interest is owned by Grantor (in this section, a "100% Property"), or

                  (b) instruct Grantor to resign as the operator of any Subject Interest (in this section, a "Third Party Property") that is subject to a joint operating agreement between Grantor and any third party working interest owner other than Grantor (in this section, a "Third Party JOA").

In the event Grantor is removed by Grantee or Agent as the operator of any particular 100% Property, Grantee or Agent may appoint any reputable third party (which may be an Affiliate of Grantee or Agent but which may not otherwise be any of the Persons described in clauses (ii) or (iii) of Section 6.2(b) of the Conveyance, or any Affiliate of any such Person) who is experienced in operating Gas properties, as the operator of any particular 100% Property, and Grantee or Agent may negotiate with such third party a substitute operating agreement containing such terms and conditions as are commercially reasonable in a transaction involving a contract operator with no ownership interest in the contract area covered by an operating agreement. All costs, expenses and fees billed or invoiced under any such substitute operating agreement shall be borne and timely paid by Grantor. In the event Grantee or Agent requests in accordance herewith that Grantor resign as the operator of any Third Party Property (or in the event Grantor is otherwise removed as operator under the terms of an applicable Third Party JOA, in which case Grantor shall immediately so notify Grantee and Agent), Grantor shall consult with Grantee and Agent prior to casting any vote it may have to name a substitute operator and shall cast such vote as directed by Grantee or Agent.

         Section 4.7. Confidentiality. Each party hereto shall hold in confidence any confidential information it has obtained from another party hereto, provided that disclosure thereof shall be permitted: (a) to the Affiliates, investors, officers and employees of any party hereto (provided that such Persons are made aware that such information is required to be held in confidence), (b) to the auditors, counsel, and other professional advisors of any party hereto (provided that such Persons are made aware that such information is required to be held in confidence), (c) in the course of any arbitration, trial or other legal proceeding between any of the parties hereto or any of their Affiliates, (d) as required by any applicable securities law or other law (including any subpoena, interrogatory, or other similar requirement for such information to be disclosed), and (e) in connection with any assignment or potential assignment of such party's rights hereunder which is or would be permitted under Section 6.4 (provided that each such assignee or potential assignee is made aware that such information is required to be held in confidence).

         Section 4.8. Future Processing Plant Arrangements. Grantor has informed Grantee that one possible way to market the Subject Hydrocarbons from State Tract 331 involves the construction of a gas processing plant near the landfall of the pipeline connecting the State Tract 331 wells to shore and that it may be necessary to commit the Subject Hydrocarbons to such plant in order to induce a third party to build and operate such plant. Grantor has further informed Grantee that such third party may ask Grantee to commit the PP Hydrocarbons to such plant in the event that the Gas Sales Agreement is for any reason terminated or suspended. Grantee agrees to consider any such request in good faith and to cooperate with Grantor in any negotiations with such a third party, but it is understood by Grantor and Grantee that each reserves the right to agree or disagree with the terms of any agreements that are ultimately proposed with respect to the Subject Hydrocarbons and any such gas plant.

                 ARTICLE V - Adjustment of Dedication Percentage

         Section 5.1. Reserve Reports. Within 60 days after each Regular Evaluation Date or Special Evaluation Date, Grantor shall furnish to Agent (and to each Person included within Grantee which has requested separate payment under Section 2.6) a reserve engineering report prepared as of such date by the Reserve Engineers with respect to the Subject Interests. Each such report is herein called a "Reserve Report". Each such Reserve Report shall be prepared and furnished at the cost of Grantor. Each Reserve Report shall be prepared in accordance with the standards of the Society of Petroleum Engineers and the Reserve Engineers' customary professional practices, provided that each Reserve Report shall:

                  (a) separately address proved developed producing reserves from other reserves.

                  (b) separately address the anticipated production of proved developed producing reserves accruing to (i) the Production Payment and
         (ii) the total Subject Interests.

                  (c) separately calculate the future net revenues allocable to the Production Payment and the future net revenues allocable to the total Subject Interests from anticipated sales of production from proved developed producing reserves and, using a discount factor of ten percent (10%) per annum, the present value of each on the date as of which such report is prepared. In calculating the future net revenues attributable to the Production Payment the Reserve Engineers shall take into account all factors used in the calculation of PP Proceeds and shall deduct any PP Severance Taxes. As used herein, "PPNPV" means such discounted present value of the future net revenues accruing to the Production Payment from anticipated sales of production from proved producing reserves.

                  (d) in making such calculations, use pricing for anticipated sales of MMBTUs of Gas equal to the lesser of:

                            (i) the weighted average price received by Grantee
                  for all sales of PP Hydrocarbons made up of Gas during the preceding twelve months (or, during the first twelve months of the term of the Production Payment, since the beginning of such term), determined by dividing the aggregate amount of PP Proceeds received by Grantee during such period from the sale of such PP Hydrocarbons by the aggregate MMBTUs of such PP Hydrocarbons which were sold to generate such PP Proceeds, and

                           (ii) twenty-seven cents ($0.27) less than the average
                  of the prices per MMBTU on the New York Mercantile Exchange (or any successor organization) for Henry Hub gas, as reported in the Wall Street Journal for the date as of which such report is prepared (or, if such date is not a Business Day, for the first Business Day thereafter), under the twelve forward contracts which are listed therein as the first to mature after such date, which price shall be escalated at three percent per year for each year after the first year.

                  (e) in making such calculations, use pricing for anticipated sales of Barrels of Oil equal to the lesser of:

                            (i) the weighted average price received by Grantee
                  for all sales of PP Hydrocarbons made up of Oil during the preceding twelve months (or, during the first twelve months of the term of the Production Payment, since the beginning of such term), determined by dividing the aggregate amount of PP Proceeds received by Grantee during such period from the sale of such PP Hydrocarbons by the aggregate Barrels of such PP Hydrocarbons which were sold to generate such PP Proceeds, and

                           (ii) two dollars ($2.00) less than the average of the
                  prices per Barrel on the New York Mercantile Exchange (or any successor organization) for West Texas Intermediate light sweet crude oil, as reported in the Wall Street Journal for the date as of which such report is prepared (or, if such date is not a Business Day, for the first Business Day thereafter), under the twelve forward contracts which are listed therein as the first to mature after such date, which price shall be escalated at three percent per year for each year after the first year.

         Section 5.2. Adjustment to Dedication Percentage. Using the Reserve Report prepared as of each Regular Evaluation Date or Special Evaluation Date and the PPNPV as calculated therein, Agent shall calculate the ratio, as of such date, of (a) such PPNPV to (b) the "unliquidated balance of the Primary Sum" (as defined in the Conveyance) as of such date. If such ratio is equal to or greater than one hundred forty percent (140%) then, as provided in the Conveyance in the definition of "Dedication Percentage", the Dedication Percentages thereunder shall remain unchanged. If, however, this ratio is not equal to or greater than 140%, then Agent (working with the Reserve Engineers who prepared such Reserve Report, and increasing the Dedication Percentage for State Tract 331 and the Dedication Percentage for the other Subject Interests proportionately, unless restricted by the maximum percentages set out below) shall calculate the Dedication Percentages (herein called the "Calculated Percentages") which would be required in order to cause such ratio to equal 140%. As provided in the Conveyance in the definition of "Dedication Percentage", the new Dedication Percentage to take effect as of the Adjustment Time with respect to State Tract 331 shall then be the lesser of the Calculated Percentage applicable thereto and a maximum percentage of sixty-five percent (65%) and the new Dedication Percentage to take effect as of the Adjustment Time with respect to all other Subject Interests shall then be the lesser of the Calculated Percentage applicable thereto and a maximum percentage of ninety percent (90%).

                           ARTICLE VI - Miscellaneous

         Section 6.1. Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Grantee in exercising any right, power or remedy which Grantee may have under any of the Production Payment Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Grantee of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Production Payment Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by Grantee, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on Grantor shall in any case of itself entitle Grantor to any other or further notice or demand in similar or other circumstances. This Agreement and the other Production Payment Documents set forth the entire understanding and agreement of the parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Production Payment Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

         THIS WRITTEN AGREEMENT AND THE OTHER PRODUCTION PAYMENT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         Section 6.2. Survival of Agreements; Cumulative Nature. All of the various representations, warranties, indemnities, covenants and agreements in the Production Payment Documents shall survive the execution and delivery of this Agreement and the other Production Payment Documents and the performance hereof and thereof, including the granting of the Production Payment and the delivery of the Conveyance and the Conveyance Supplements. The representations, warranties, indemnities, and covenants made by the parties in the Production Payment Documents, and the rights, powers, and privileges granted to the parties in the Production Payment Documents, are cumulative, and, except for expressly specified waivers and consents, no Production Payment Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to either party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Production Payment Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Production Payment Documents.

         Section 6.3. Notices. All notices, requests, consents, demands and other communications (in this section, collectively called "notices") which are required or permitted under any Production Payment Document shall be in writing, unless otherwise specifically provided in such Production Payment Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Grantor, Grantee or Agent at its address specified on the signature pages hereto. Any such notice shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail. Each of Grantor, Grantee and Agent may change its address from time to time by sending a notice of the new address, in the manner provided for in this section, to the other parties hereto.

         Section 6.4. Parties in Interest. All grants, covenants and agreements contained in the Production Payment Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns; provided that any assignment of any party's rights and duties hereunder must be made in accordance with Article VI of the Conveyance.

         Section 6.5. Governing Law. Except to the extent that the law of another jurisdiction may be expressly elected in a Production Payment Document, the Production Payment Documents shall be deemed contracts and instruments made under the laws of the State of Texas and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America, without regard to principles of conflicts of law.

         Section 6.6. Limitation on Interest. Although the Production Payment Documents provide for the sale and purchase of a real property interest and not a loan (except under federal income tax law), there are certain provisions (such as Section 5.1(a) of the Conveyance) of the Production Payment Documents which provide for the charging and payment of interest. Grantee and Grantor intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof they hereby stipulate and agree that none of the terms and provisions contained in the Production Payment Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No party to any Production Payment

Document shall ever be liable for unearned interest or shall ever be required to pay interest in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Production Payment Documents which may be in conflict or apparent conflict herewith. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the parties to the Production Payment Documents shall to the greatest extent permitted under applicable law:
(a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and
(c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the interest bearing obligation in accordance with the amounts thereof outstanding from time to time and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under ss.303 of the Texas Finance Code and Chapter 1D of Title 79, Texas Revised Civil Statutes Annotated, that ceiling shall be the "indicated rate ceiling" or "weekly ceiling" as defined in the Texas Finance Code or such Chapter 1D. As used in this section the term "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

         Section 6.7. Termination; Limited Survival. As provided in the Conveyance, the Production Payment will terminate at the Termination Time referred to therein. Notwithstanding the foregoing or anything to the contrary in any Production Payment Document, all waivers or admissions made by Grantor in any Production Payment Document and all obligations which any Person may have to indemnify or compensate Grantee shall survive any termination of this Agreement or any other Production Payment Document. At the request and expense of Grantor, Grantee shall prepare, execute and deliver all necessary instruments to reflect and effect such termination of the Production Payment and limited survival of the Production Payment Documents.

         Section 6.8. Severability. If any term or provision of any Production Payment Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Production Payment Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

         Section 6.9.  Arbitration.

         (a)  As used in this section:

                  (i) "AAA" means the American Arbitration Association (or any successor thereto),

                  (ii) "Claims" means all claims by either party hereto against the other with respect to the Production Payment or any of the Production Payment Documents (including among others any claims with respect to the interpretation or validity of any

         Production Payment Document, the existence or scope of any duties owed thereunder, whether or not any such duties have been performed or breached in any circumstances, or the extent or enforcement of any property rights created thereunder or subject thereto), and

                  (iii) Disputed Matters" means all Claims, all defenses against any Claims, and all controversies relating thereto.

         (b) If either party hereto ever desires to assert a Claim against the other party, the party asserting such Claim will give written notice thereof to the other party. During the thirty day period following receipt of such notice by the other party, both parties will discuss such Claim and the validity thereof. If the parties hereto cannot come to agreement about such Claim by the end of such thirty day period (as such period may be extended by mutual agreement), then within fifteen days after the end of such period either party may by written notice to the other invoke the arbitration provisions of this Agreement, whereupon Grantee and Grantor shall submit such Claim and all Disputed Matters in any way related thereto to arbitration under the procedures in the next following subsection (c).

         (c) All Disputed Matters shall be resolved by arbitration conducted by three arbitrators in accordance with this Section 6.9 and, to the extent not in conflict herewith, the Commercial Arbitration Rules of the AAA then in effect. Each such arbitrator must be independent and impartial and a person with at least ten years' experience in the financing and valuation of oil and gas properties. Within ten days after the sending and receipt of a notice invoking arbitration as provided in subsection (b) above, each of Grantor and Grantee shall specify (by notice to the other) the name and address of an arbitrator appointed by it. At the end of such ten days, if one party has made a specification of its appointed arbitrator but has not received notice of a similar specification by the other party, then the party which has made a specification shall give notice to the other party that it has not received a specification from the other party. If the other party does not act to specify its arbitrator within an additional seven days after the giving of such notice, the party who has made its specification may appoint the second arbitrator in place of the party who has failed to do so. Within fifteen days after the first two arbitrators have been appointed, they shall select the third arbitrator. If a third arbitrator has not been selected within such period, either party hereto may petition the Administrative Judge presiding over the State District Courts of Dallas County, Texas to appoint such third arbitrator, whereupon such judge (or any person designated by such judge to make such appointment) may make such appointment unless the first two arbitrators have come to agreement on the third arbitrator. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, provide the other with copies of documents relevant to the issues raised by the Disputed Matter. Other discovery may be ordered by the arbitrators to the extent they deem relevant and appropriate, and any dispute regarding discovery, including disputes as to the need thereof or the relevance or scope thereof, shall be determined by the arbitrators, whose determination shall be conclusive. Unless Grantee and Grantor agree otherwise, all arbitrations hereunder shall be held in Los Angeles, California at the offices of Trust Company of the West. Grantee and Grantor shall proceed expeditiously with any such arbitration and shall conclude all proceedings thereunder, including any hearing, in order to allow a decision based on applicable law to be rendered within ninety days after the appointment of the third arbitrator. The decision of any two such arbitrators on the issues before them shall be final, and any award or order so decided may be enforced in any court having personal jurisdiction over the party against whom enforcement is sought. Grantor shall bear its own expenses, including attorneys' fees and expenses of arbitration, in connection with any such arbitration, but all expenses of Grantee shall be considered Reimbursable Expenses to be paid or reimbursed by Grantor. Although the foregoing arbitrations shall be conducted under the rules of the AAA, the AAA itself shall not conduct such arbitrations, nor shall such arbitrations be considered under the auspices of the AAA, nor shall any fee be due the AAA. The arbitrators shall honor Grantor's and Grantee's election of the laws of the State of Texas as set out in the various Production Payment Documents, provided that each arbitration proceeding shall also be subject to the United States Arbitration Act, 9 U.S.C., Chapter 1, Sections 1 et seq, to the extent applicable. The arbitrators are not empowered to award punitive or exemplary damages on any Claim (but are empowered to award Reimbursable
Expenses to Grantee and pre-award interest to either party), and EACH OF
GRANTOR AND GRANTEE HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES ON ANY CLAIM.

         (d) All applicable statutes of limitations and defenses based on the passage of time shall be tolled during the period in which arbitration has been invoked as set forth in this section. Each of Grantor and Grantee is required to continue to perform its obligations under the Production Payment Documents pending final resolution of any Disputed Matter.

         Section 6.10.  Agent.

         (a) Agent. Grantee, for itself and for its successors and assigns as Grantee, hereby appoints Tamco as its agent (together with its successors in such capacity, herein called "Agent") to act for and on behalf of Grantee under and pursuant to this Agreement and the other Production Payment Documents, and Tamco hereby accepts such appointment. Agent is authorized to act on behalf of Grantee in (i) exercising rights and remedies with respect to any matter under any of the Production Payment Documents, (ii) giving notices or instructions to Grantor, (iii) receiving information from or notices by Grantor, (iv) communicating to Grantor determinations required or permitted to be made under this Agreement or any other Production Payment Document, and (v) agreeing to, and executing and delivering, all Conveyance Supplements and Purchase Agreement Supplements, the Gas Sales Agreement, the Oil Sales Agreement and any other agreements for the sale of PP Hydrocarbons or amendments or supplements to any Production Payment Documents. Agent may, on behalf of Grantee, take any other action which Grantee is entitled to take hereunder or under any of the Production Payment Documents. Grantor may rely on any action of Agent as binding upon Grantee. Such appointment of Tamco as Agent shall not, however, impair or modify any rights, obligations or duties which Tamco or any Affiliate of Tamco otherwise has with respect to Grantee. In its administration of this Agreement and the other Production Payment Documents, except to the extent to which another standard applies to Tamco by reason of any


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



Grantee Governing Document or other document or relationship between Tamco and any Person making up Grantee, Agent will exercise the same care that it exercises in the administration or handling of transactions for its own account.

         (b) Definitions. As used in this Section 6.10:

                  "Grantee Governing Documents" means all documents and instruments (other than the Production Payment Documents) under which Tamco and its Affiliates have undertaken to act for the Beneficiaries.

                  "Holder" means each Person at any time owning an interest in the Production Payment.

                  "Requisite Holders" means, at any time, Holders owning at least sixty-six and two-thirds percent (66-2/3%) of the Production Payment.

         (c) Requisite Holders. All powers of Agent shall be exercised for the benefit of Holders. Any action, decision or consent taken or given by the Requisite Holders shall be binding upon all the Holders. Except as may be otherwise provided by the Grantee Governing Documents, the Requisite Holders may, in their reasonable discretion, remove Tamco from its appointment as Agent and then select a new party to fulfill, in accordance with the terms hereof, such position. If any Person other than the Holders which are original parties to this Agreement or the Grantee Governing Documents ever acquires any interest in the Production Payment, Agent may insist on the execution of an agency agreement by such Person, in form satisfactory to Agent and providing for satisfactory indemnification, before carrying out any further actions under the Production Payment Documents on behalf of such Person. Until any such agency agreement is executed: (i) Tamco shall have the right to withdraw as Agent, subject, however, to its rights and duties under any Grantee Governing Documents, and (ii) any action of Agent under any Production Payment Document shall be binding on such Person.

         (d) Distribution of Proceeds. The Holders shall share in the proceeds and other benefits obtained by Agent under the Production Payment Documents in the relative proportions of their interests in the Production Payment; provided that Agent shall first be reimbursed for all of its costs and expenses incurred on behalf of all Holders to the extent permitted by the Grantee Governing Documents.

         (e) Agents and Attorneys. Agent may execute any of its respective duties under this Agreement and the other Production Payment Documents by or through agents or attorneys selected by it using reasonable care. Agent shall be entitled to the advice of counsel concerning all matters pertaining to its duties hereunder.

         (f) No Liability for Grantor. Agent and its officers, directors, employees, agents, attorneys-in-fact and affiliates shall not be responsible in any manner to any Holder or any other Person for any failure of Grantor or any other Person to perform its obligations under


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



this Agreement or any other Production Payment Document.

         (g) Reliance upon Documentation. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or any telephone conversation believed by it to be genuine and correct and to have been signed, sent, made or spoken by the proper Person or Persons, and upon the advice and statements of legal counsel, independent accountants and other experts selected by Agent.

         (h) Reliance by Grantor. Grantee and each other Holder agree that, prior to the delivery to Grantor of a notice of the removal or termination of Tamco (or any subsequent Agent) as Agent as set forth below, Grantor shall be entitled to rely on Tamco's (or any subsequent Agent's) authority to act on behalf of Grantee and each Holder in all dealings with Tamco (or any such subsequent Agent) with respect to the Production Payment Documents; Grantor shall be protected in relying on actions, communications, notices and terminations relating thereto or required or permitted thereunder by Agent; and Grantor shall discharge its obligations under this Agreement and the Production Payment Documents by delivering payments, notices and other information to Agent. In the event of the removal of Agent and the appointment of a successor Agent by Holders, Grantor shall not be required to recognize any such removal or appointment unless and until Grantor shall have received a writing setting forth such removal and appointment executed by the Requisite Holders, and Grantor shall be entitled to rely on such writing as being genuine and what it purports to be without any necessity of any investigation whatsoever.

         (i) ACKNOWLEDGMENT, WAIVER AND RELEASE BY GRANTOR. GRANTOR HAS BEEN INFORMED, AND HEREBY ACKNOWLEDGES AND AGREES, THAT ALL ACTS BY TAMCO AS AGENT IN CONNECTION WITH THE PRODUCTION PAYMENT DOCUMENTS ARE DONE ON BEHALF OF GRANTEE AND THE BENEFICIARIES, AND THAT TAMCO AND ITS AFFILIATES (EXCLUDING GRANTEE, BUT WITHOUT LIMITING ANY WAIVERS, RELEASES AND INDEMNITIES IN THE PRODUCTION PAYMENT DOCUMENTS OTHERWISE BENEFITTING GRANTEE) AND ITS AND THEIR SHAREHOLDERS, REPRESENTATIVES, TRUSTEES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, AND ATTORNEYS (COLLECTIVELY, THE "TCW ENTITIES") SHALL NOT BE PERSONALLY LIABLE TO ANY PERSON (OTHER THAN THE BENEFICIARIES) WITH RESPECT TO ANY ACTIONS TAKEN (OR NOT TAKEN) BY AGENT IN ITS CAPACITY AS AGENT UNDER THIS AGREEMENT AND THE OTHER PRODUCTION PAYMENT DOCUMENTS. IN FURTHERANCE OF THE FOREGOING, GRANTOR HEREBY WAIVES AND RELEASES (FOR ITSELF AND ON BEHALF OF ITS SHAREHOLDERS, AFFILIATES, REPRESENTATIVES, TRUSTEES, AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, AND


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



ATTORNEYS) THE TCW ENTITIES FROM ANY AND ALL SUCH LIABILITIES.

         Section 6.11. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

GRANTOR:                                TRANSTEXAS GAS CORPORATION


                                        By: /s/ ED DONAHUE
                                           -------------------------------------
                                                Ed Donahue
                                                Vice President

Grantor's address:                      1300 North Sam Houston Parkway East,
                                        Suite 310
                                        Houston, Texas 77032-2949
                                        Attention: Ed Donahue, Vice President
                                        Telephone: 281/987-8600
                                        Telecopy:  281/986-8865




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



GRANTEE:                TCW PORTFOLIO NO. 1555 DR V SUB-CUSTODY
                        PARTNERSHIP, L.P.

                        By:  TCW Royalty Company V, as managing general
                             partner


                             By: /s/ ARTHUR R. CARLSON
                                -------------------------------------------
                                  Arthur R. Carlson, Vice President


                             By: /s/ THOMAS F. MEHLBERG
                                -------------------------------------------
                                  Thomas F. Mehlberg, Vice President


                        TCW DR VI INVESTMENT PARTNERSHIP, L.P.

                        By: TCW DR VI Royalty Partnership, L.P., as general partner

                               By:    TCW Royalty Company VI, as managing
                                      general partner

                                      By:  /s/ ARTHUR R. CARLSON
                                           -------------------------------------
                                           Arthur R. Carlson, Vice President

                                      By:   /s/ THOMAS F. MEHLBERG
                                           -------------------------------------
                                           Thomas F. Mehlberg, Vice President


Grantee's address:        c/o Trust Company of the West
                          865 South Figueroa
                          Los Angeles, California 90017
                          Attention: Thomas F. Mehlberg

                          Telephone: 213/244-0702
                          Telecopy: 213/244-0604



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




AGENT:                            TCW ASSET MANAGEMENT COMPANY, as Agent


                                  By: /s/ ARTHUR R. CARLSON
                                      ------------------------------------------
                                      Arthur R. Carlson
                                      Managing Director


                                  By: /s/ THOMAS F. MEHLBERG
                                      ------------------------------------------
                                      Thomas F. Mehlberg
                                      Managing Director

Agent's address:                  1000 Louisiana
                                  Suite 2175
                                  Houston, Texas 77002
                                  Attention: Kurt Talbot

                                  Telephone: 713/615-7413
                                  Telecopy: 713/615-7460



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